SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (Amendment No. __________)*


                                  U-Ship, Inc.
                     --------------------------------------
                                (Name of Issuer)

                               U-Ship Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                    90337N203
                     --------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 90337N203                   13G                     Page 1 of 1 Pages


-------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Donald L. Kotula           ###-##-####
-------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
           N/A                                                         (b) [ ]
-------------------------------------------------------------------------------
 3         SEC USE ONLY


-------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S Citizen
-------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         266,656
              NUMBER OF
               SHARES          ------------------------------------------------
            BENEFICIALLY         6       SHARED VOTING POWER
              OWNED BY
                EACH
              REPORTING        ------------------------------------------------
               PERSON            7       SOLE DISPOSITIVE POWER
                WITH
                                         266,656
                               ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           266,656
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.6%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!



ITEM 1.  (a)      NAME OF ISSUER:

                  U-Ship, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICES:

                  5583 W. 78th Street
                  Edina, Minnesota 55439

ITEM 2.  (a)      NAME OF PERSON FILING:

                  Donald L. Kotula

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2800 Southcross Drive W.
                  Burnsville, Minnesota 55306

         (c)      CITIZENSHIP:

                  U.S Citizen

         (d)      TITLE OF CLASS OF SECURITIES:

                  U-Ship Common Stock

         (e)      CUSIP NUMBER:

                  90337N203

ITEM 3.           NOT APPLICABLE.

ITEM 4.           OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:

                  266,656

         (b)      PERCENT OF CLASS:

                  6.6%

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)        Sole power to vote or direct the vote:

                             266,656

                  (ii)       Shared power to vote or direct the vote:



                  (iii) Sole power to dispose or direct the disposition of:

                             266,656

                  (iv) Shared power to dispose or to direct the disposition of:



Item 5.           Not Applicable.

Item 6.           Not Applicable.

Item 7.           Not Applicable.

Item 8.           Not Applicable.

Item 9.           Not Applicable.

Item 10.          Not Applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1997


                                         By: /s/ Donald L. Kotula
                                             ----------------------------------
                                             Donald L. Kotula